Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074

TEL 804 — 788 — 8200 FAX 804 — 788 — 8218

November 12, 2010

Board of Directors

Cypress Sharpridge Investments, Inc.

65 East 55th Street

New York, New York 10022

Re:	Issuance of up to 2,195,580 Shares of Common Stock

Ladies and Gentlemen:

We have served as special counsel to Cypress Sharpridge Investments, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company of up to 2,195,580 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) available for issuance under the Company’s 2006 Stock Incentive Plan (the “Plan”). The Common Stock has been registered on a Registration Statement on Form S-3, filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on November 12, 2010 (the “Registration Statement”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1. The Articles of Amendment and Restatement of the Company’s Articles of Incorporation, as amended, as certified by the State Department of Assessments and Taxation of the state of Maryland (the “SDAT”) on October 25, 2010 and by the Secretary of the Company on the date hereof;

2. Resolutions (the “Resolutions”) adopted by the Board of Directors (the “Board of Directors”) of the Company on February 10, 2006 and October 19, 2010, authorizing the issuance, sale and registration of the Common Stock, as certified by the Secretary of the Company on the date hereof;

3. The certificate of the SDAT as to the due incorporation, existence and good standing of the Company dated November 9, 2010 (the “Good Standing Certificate”);

4. The Registration Statement and the related prospectus included therein in the form on which it was filed with the Commission under the 1933 Act (the “Prospectus”); and

5. The Plan.

Board of Directors

Cypress Sharpridge Investments, Inc.

November 12, 2010

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of all signatures and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof upon all parties.

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Common Stock has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Registration Statement, the Plan and the Resolutions, the Common Stock will be validly issued, fully paid and nonassessable.

The opinion with respect to incorporation, existence and good standing of the Company in the State of Maryland is based solely on the Good Standing Certificate.

The foregoing opinions are limited to the Maryland General Corporation Law, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland or any federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland General Corporation Law, we do not express any opinion on such matter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date

Board of Directors

Cypress Sharpridge Investments, Inc.

November 12, 2010

hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP